UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2017

Cocrystal Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55158	20-5978559
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1860 Montreal Rd, Tucker, GA	30084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 398-7178

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02 Unregistered Sales of Equity Securities.

On November 24, 2017, Cocrystal Pharma, Inc. (the “Company”) entered into a Securities Purchase Agreement with two accredited investors, including the Company’s Chairman of the Board, pursuant to which the Company sold an aggregate principal amount of $1,000,000 of its 8% Convertible Notes (the “Notes”) due November 24, 2019. At the option of the holder, the Notes are convertible at $0.27 per share. In the event the Company shall close on a Qualified Financing (as defined in the Note) or there is a change of control of the Company (or sale of substantially all of the Company’s assets), the outstanding principal amount of the Notes shall automatically convert. Upon a Qualified Financing, the Conversion price of the Note shall be the lesser of (i) $0.27 per share and (ii) the price per share of the securities sold in the Qualified Financing.

The Company intends to use the net proceeds of the offering for working capital and general corporate purposes. The form of Securities Purchase Agreement and Convertible Note are attached as Exhibits 10.1 and 10.2 to this Form 8-K and is incorporated herein by reference.

The Notes were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933 (the “Act”) and Rule 506 promulgated thereunder. These Notes (and the shares of common stock underlying the Notes) may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act. The investors are accredited investors and there was no general solicitation.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit

10.1	Form of Securities Purchase Agreement dated November 24, 2017

10.2	Form of Convertible Note dated November 24, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cocrystal Pharma, Inc.

Date: December 1, 2017	By:	/s/ James Martin
	Name:	James Martin
	Title:	Chief Financial Officer